Exhibit 11

                         SECURITY AGREEMENT
                    (Collateral Pledge Agreement)

                                      Date     March 3, 1995


Debtor    ROBERT ADDINGTON        SECURED PARTY   KENTUCKY BANK & TRUST

BUSINESS  P.O. BOX A              ADDRESS         900 DIEDERICH BOULEVARD
OR
RESIDENCE
ADDRESS

CITY,     OLIVE HILL, KY 41164    CITY,           RUSSELL, KY  41169
STATE &                           STATE &
ZIP CODE                          ZIP CODE


1.     Security Interest and Collateral.  To secure (check one):

     XX     the payment and performance of each and every debt,
liability and obligation of every type and description which Debtor may now or at any time hereafter owe to Secured Party (whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several; all such debts, liabilities and obligations being herein collectively referred to as the "Obligations"),

     ___     the debt, liability or obligation of the Debtor to
secured party evidenced by the following:_________________________ ____________________________________, and any extensions, renewals or replacements thereof (herein referred to as the "Obligations"),

Debtor hereby grants Secured Party a security interest (herein called the "Security Interest") in (check one):

     ___     all property of any kind now or at any time hereafter
owned by Debtor, or in which Debtor may now or hereafter have an interest, which may now be or may at any time hereafter come into the possession or control of Secured Party or into the possession or control of Secured Party's agents or correspondents, whether such possession or control is given for collateral purposes or for safekeeping, together with all rights in connection with such property (herein called the "Collateral"),

     XX     the property owned by Debtor and held by Secured Party
that is described as follows:  200,000 SHARES OF ADDINGTON
RESOURCES, INC. COMMON STOCK AND 196 SHARES OF RALEIGH MINE SUPPLY COMMON STOCK, together with all rights in connection with such property (herein called the "Collateral").

2. Representations, Warranties and Covenants. Debtor represents, warrants and covenants that:

     (a) Debtor will duly endorse, in blank each and every instrument constituting Collateral by signing on said instrument or by signing a separate document of assignment or transfer, if required by Secured Party.

     (b) Debtor is the owner of the Collateral free and clear of all liens, encumbrances, security interests and restrictions, except the Security Interest and any restrictive legend appearing on any instrument constituting Collateral.

     (c) Debtor will keep the Collateral free and clear of all liens, encumbrances and security interests, except the Security
Interest.

     (d) Debtor will pay, when due, all taxes and other governmental charges levied or assessed upon or against any Collateral.

     (e) At any time, upon request by Secured Party, Debtor will deliver to Secured Party all notices, financial statements, reports or other communications received by Debtor as an owner or holder of the Collateral.

     (f) Debtor will upon receipt deliver to Secured Party in pledge as additional Collateral all securities distributed on account of the Collateral such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.


THIS AGREEMENT CONTAINS ADDITIONAL PROVISIONS SET FORTH ON PAGE 2
           HEREOF, ALL OF WHICH ARE MADE A PART HEREOF.


                              ROBERT ADDINGTON
                                     DEBTOR'S NAME

                             By /s/ Robert Addington
                                ROBERT ADDINGTON

                              Title:

                              By

                              Title: